Exhibit 10.20
AIR PRODUCTS AND CHEMICALS, INC.
DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

ii

AIR PRODUCTS AND CHEMICALS, INC.
DEFERRED COMPENSATION PLAN
As Restated Effective January 1, 2009
Preamble
          WHEREAS, Air Products and Chemicals, Inc. (the “Company”) established, effective October 1, 1983, a nonqualified savings plan named the Supplementary Savings Plan (the “Plan”) for employees whose participation in the Air Products and Chemicals, Inc. Retirement Savings Plan (formerly the “Retirement Savings and Stock Ownership Plan,” hereinafter referred to as “the Savings Plan”) is limited due to certain provisions of the Internal Revenue Code (the “Code”), which Plan was thereafter amended and restated effective as of January 1, 1987, October 1, 1989, April 1, 1998, January 1, 2005 and January 1, 2008; and
          WHEREAS, the Company wishes to restate the Plan.
          NOW, THEREFORE, the Plan is hereby restated effective January 1, 2009, as set forth herein. The rights and benefits, if any, of a former employee shall be determined in accordance with the provisions of the Plan in effect on the date of his or her Separation from Service with the Company and all Employers except as required to comply in practice with the requirements of Code Section 409A.
Article 1
Purpose of the Plan
     Section 1.1 Purpose. This Plan is a non-qualified, unfunded employee benefit plan established to provide supplementary and excess retirement savings benefits to a certain select group of management or highly compensated persons in the employ of Air Products and Chemicals, Inc. and participating subsidiaries.

Article 2
Definitions
     Section 2.1 Definitions. Except as specifically provided herein, all capitalized terms shall have the meaning provided in the Savings Plan. As used herein, the following terms shall have the following meanings, unless the context clearly indicates otherwise:
(a)	“Annual Incentive Plan” shall mean the Air Products and Chemicals, Inc. 2001 Annual Incentive Plan, as amended from time to time.

(b)	“Annual Salary” shall mean the total annual salary of an Employee which would be payable by the Company or an Employer if the Employee made no Deferral Election under the Plan or any similar deferral election under the Savings Plan or other deferred compensation or cafeteria plan, excluding:
(1)	Except as expressly provided herein, discretionary bonuses or awards, including, without limitation, Annual Incentive Plan awards, stock options, or other stock awards, scholastic aid, or payments and awards for suggestions and patentable inventions, other merit awards, expense allowances, and noncash compensation (including imputed income).

(2)	Core Credits and Matching Credits under this Plan and Company Core Contributions and Company Matching Contributions under the Savings Plan; accruals or distributions under the Savings Plan and this Plan; and payments, accruals, and distributions under any severance or incentive plan or other retirement, pension, or profit-sharing plan of the Company or an Employer;

(3)	Overtime payments, shift premium payments, commissions, mileage, and payments in lieu of vacation by the Company or an Employer; and

(4)	All supplemental compensation from the Company or an Employer for domestic and overseas assignments, including without limitation, premium pay, cost of living and relocation allowances, mortgage interest allowances and forgiveness, tax-equalization payments, and other emoluments of such service.
(c)	“Beneficiary” shall mean the person or persons, if any, designated by the Participant on a form provided by the Plan Administrator, or, in the event no such designation is made or the person or persons designated do not survive the Participant, shall mean the person(s), trust(s), or other recipient(s) who would be entitled to receive the balance of a Participant’s accounts, if any, under the Savings Plan following the Participant’s death. Any designation of a Beneficiary may be revoked or changed by the Participant at any time and from time to time prior to death without the consent of the Beneficiary.

(d)	“Board” shall mean the board of directors of the Company or any Committee thereof acting on behalf of the Board pursuant to its charter or other delegation of power from the Board, or the Chairman of the Board acting pursuant to a delegation of authority from the Board.

(e)	“Bonus Deferrals” shall mean deferred payment awards described in Section 5 of the Annual Incentive Plan or any predecessor provision thereof that are deferred pursuant to a Participant’s Deferred Bonus Election described therein.

(f)	“Change in Control” shall mean the first to occur of any one of the events described below:
(1)	Change in Ownership. The date any one person, or more than one person acting as a group (as determined under 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(2)	Change in Effective Control. The date any one person, or more than one person acting as a group (as determined under 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.

(3)	Change in Board. The date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)	“Claims Committee” shall mean the committee appointed by the Vice President-Human Resources to review and determine appeals of claims arising under the Plan in accordance with Section 6.2.

(i)	“Common Stock” shall mean common stock of the Company.

(j)	“Company” shall mean Air Products and Chemicals, Inc. and any successor thereto by merger, purchase, or otherwise.

(k)	“Company Core Contributions” shall mean Company Core Contributions made on behalf of a Participant under, and as defined in, the Savings Plan.

(l)	“Company Matching Contributions” shall mean Company Matching Contributions made on behalf of a Participant under, and as defined in, the Savings Plan.

(m)	“Core Credits” shall mean the amounts credited to a Participant’s Deferred Cash Account under Section 4.1(c) and (d).

(n)	“Deferral Election” shall mean an election to defer Annual Salary made by an Employee as described in Section 3.1, including deemed elections.

(o)	“Deferred Bonus Election” shall mean an election to defer all or a portion of an award under the Annual Incentive Plan made by an Employee in accordance with Section 5 of the Annual Incentive Plan or any successor provision thereto.

(p)	“Deferred Cash Account” shall mean a Participant’s sub-account to which dollar denominated amounts attributable to Elective Deferrals, Matching Credits, Bonus Deferrals, Core Credits, deferred Special Bonus and related earnings are credited as described in Section 4.1 below.

(q)	“Deferred Company Stock Account” shall mean a Participant’s sub-account to which company stock units are credited as described in Section 4.2 below.

(r)	“Deferred Compensation Account” shall mean the account established for a Participant pursuant to Section 4.1 which consists of the Deferred Cash Account and the Deferred Company Stock Account.

(s)	“Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

(t)	“Elective Deferrals” shall mean the deferrals under the Plan of all or a portion of each periodic installment of a Participant’s Annual Salary pursuant to the Participant’s Deferral Election.

(u)	“Employee” shall mean any United States employee of the Company or an Employer who is eligible to participate in the Annual Incentive Plan.

(v)	“Employee Contributions” shall mean Before-Tax Contributions and (should they become available to Employees) After-Tax Contributions to the Savings Plan.

(w)	“Employer” shall mean each subsidiary or other affiliate of the Company, some or all of whose United States employees are participants in the Savings Plan or the Annual Incentive Plan, either collectively, or separately as to its Employees, as the context requires.

(x)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

(y)	“Key Employee” shall mean any Employee or former Employee (not including a beneficiary of either in the event that such Employee or former Employee is deceased) who, on the first day of a Plan Year or any prior Plan Year for which benefits are accrued under this Plan, is classified as an Executive Officer for purposes of U.S. Securities Laws or is in salary grade 217 or above or the equivalent grade in any future grade structure of the Company where such grade indicates status as an officer; provided, the term Key Employee shall not include more than the highest paid 200 employees who otherwise meet this definition.

(z)	“Matching Credits” shall mean the amounts credited to a Participant’s Deferred Compensation Account as of the last day of each pay period, or as soon as administratively feasible thereafter, pursuant to Section 4.1(b) representing Company Matching Contributions that would have been made to the Savings Plan on a Participant’s behalf if the Participant’s participation in the Savings Plan were not limited.

(aa)	“Participant” shall mean an Employee or former Employee who (i) is making Elective Deferrals and/or Bonus Deferrals under the Plan, (ii) is receiving Matching Credits or Core Credits under the Plan, or (iii) otherwise has a Deferred Compensation Account.

(bb)	“Plan” shall mean the Air Products and Chemicals, Inc. Deferred Compensation Plan, as set forth herein and as amended and in effect from time to time hereafter.

(cc)	“Plan Administrator” shall mean the Company’s Director of Compensation and Benefits prior to February 1, 2006 and, thereafter, the Vice President — Human Resources, or such other person or entity to whom he delegates any of his responsibilities hereunder with respect to such delegated responsibilities.

(dd)	“Plan Year” shall mean the twelve-month period beginning on October 1 of each calendar year and ending on September 30 of the following calendar year. A Plan Year shall be designated according to the calendar year in which such Plan Year ends (e.g., the 2006 Plan Year refers to the Plan Year beginning on October 1, 2005 and ending on September 30, 2006).

(ee)	“Savings Plan” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan, as amended from time to time.

(ff)	“Separation from Service” occurs when there is an expectation that the Employee has terminated employment and is expected permanently to render services at a level that is at least 60% less than the average level of services rendered over the preceding 36 months. A Separation from Service shall be deemed to occur in the case of a leave of absence exceeding six months (or 29 months if due to

Disability) where there is no legal or contractual right for the Employee to return to work.

(gg)	“Special Bonus” shall mean a discretionary award granted to an Employee outside of the Annual Incentive Plan which is designated as eligible (or required) to be deferred by the Vice President — Human Resources. Only those Employees who would be eligible to participate in this Plan without regard to a Special Bonus shall be able to defer a Special Bonus under this Plan.

(hh)	“Tax Limitations” shall mean Code sections 401(a), 415, 402(g), or 401(a)(17) to the extent such Code sections limit the benefits that may be provided to certain Participants under the Savings Plan and the Savings Plan provisions and administrative procedures adopted by the Plan Administrator to ensure compliance of the Savings Plan with such Code sections.

(ii)	“Vice President-Human Resources” shall mean the Vice President-Human Resources of the Company.
     Section 2.2 Gender and Number. Whenever used herein, the masculine pronoun shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein, unless the context requires otherwise.
Article 3
Deferral Elections
     Section 3.1 Deferral Elections.
(a)	Except as provided in subsection (b), any Employee who is making Employee Contributions to the Savings Plan, will be deemed to have made a Deferral Election to defer a portion of his or her Annual Salary under the Plan equal to the percentage of Annual Salary, not to exceed 16%, that the Employee elected to make as Employee Contributions to the Savings Plan as of December 31 of the prior calendar year, less the amount the Employee is eligible to contribute to the Savings Plan under the current Tax Limitations. Employee Contributions shall first be made to the Savings Plan in a given calendar year and then to the extent Employee Contributions exceed or would exceed Tax Limitations, Elective Deferrals shall be made to this Plan. The amount and timing of Elective Deferrals is determined based upon the percentage referred to above as it exists on December 31 of the prior calendar year and will be unaffected by any change in such election under the Savings Plan during the calendar year.
(b)	Within 30 days of becoming an Employee, an Employee may elect not to make a Deferral Election for the remainder of the year or may affirmatively elect to defer a portion, not to exceed 16%, of his or her Annual Salary for the remainder of the year under the Plan, to the extent such portion cannot be contributed to the Savings Plan due to the Tax Limitations. Such an election shall be made in the time and manner determined by the Plan Administrator and may not be changed or terminated during the remainder of the calendar year In order to be effective, such deferral election must also be accompanied by a payout election which complies with section 5.3(c).

(c)	An Employee may make a Deferred Bonus Election in accordance with Section 5 of the Annual Incentive Plan and, effective 1 September 2006, such Deferred Bonus shall be accounted for under this plan as provided in Article 4.

(d)	Effective January 1, 2006, an Employee may elect to defer all or a portion of a Special Bonus granted to the Employee. Such election shall be made in the form and manner determined by the Plan Administrator which complies with Section 409A of the Code as to form and timing. An Employee’s election to defer all or a portion of a Special Bonus may not be changed or terminated once such election is accepted by the Plan Administrator.
Article 4
Accounting and Valuation
Section 4.1	Accounting for Elective Deferrals, Core Credits, Matching Credits, Bonus Deferrals, Deferred Special Bonus and Earnings.
(a)	A Deferred Compensation Account will be established and maintained for each Participant on the financial books and records of the Company or the Employer with respect to its Employees who are Participants, as a liability to the Participant. Each Participant’s Deferred Compensation Account shall consist of two sub-accounts; a Deferred Cash Account and a Deferred Company Stock Account. Within each sub-account, the Plan Administrator shall separately account for amounts which are vested and unvested pursuant to Section 5.1.

(b)	As of the last day of each pay period, or as soon as administratively feasible thereafter, a Participant’s Deferred Cash Account will be credited with the amount of the Participant’s Elective Deferrals for such period and a Matching Credit equal to the Company Matching Contribution that would have been made under the Savings Plan on account of the Participant’s Elective Deferrals for the period if the Elective Deferrals had been Employee Contributions made under the Savings Plan.

(c)	In the case of an Employee who is a Company Core Contribution Participant under the Savings Plan, as of the last day of each pay period, or as soon as administratively feasible thereafter, the Employee’s Deferred Cash Account will be credited with a Core Credit equal to the difference, if any, between the Company Core Contribution made to the Savings Plan for the period on behalf of the Participant and the Company Core Contribution that would have been made under the Savings Plan for the period on behalf of the Participant if the Company Core Contribution had not been limited by Tax Limitations.

(d)	In the case of an Employee who is a Company Core Contribution Participant under the Savings Plan, as of the end of the first quarter of the Plan Year following a Plan Year for which an award under the Annual Incentive Plan is granted to the Employee (whether received all in cash or deferred in whole or part), or as soon as administratively feasible thereafter, the Employee’s Deferred Cash Account will be credited with a Company Core Contribution Core Credit equal to the percentage of the Annual Incentive Plan award indicated in the following table:

Employee’s Years of Service	Percentage of Annual
Under the Savings Plan	Incentive Award Credited
Less than 10	4
10-19	5
20 or more	6
(e)	As of the end of the first quarter of the Plan Year following the Plan Year for which an award under the Annual Incentive Plan is granted to an Employee, or as soon as administratively feasible thereafter, the Employee’s Deferred Cash Account will be credited with any Bonus

Deferral deferred pursuant to the Employee’s Deferred Bonus Election, if any.

(f)	As of September 1, 2006, an Employee or former Employee who has a Deferred Cash Account under the Annual Incentive Plan shall have the balance in such Account transferred to a Deferred Cash Account under the Plan.

(g)	As of the end of the vesting period described in Section 5.1, or as soon as administratively feasible thereafter, a Participant’s Deferred Cash Account will be credited with the portion of a Special Bonus deferred by the Participant under Section 3.1(d) and earnings thereon.

(h)	A Participant’s Deferred Cash Account and Core Account will be credited with interest on the balance no less frequently than quarterly at the Moody’s A-rated long-term industrial bond average rate; unless the Board determines that a different interest rate shall be used. In the event a different interest rate is determined to be used, it shall begin to apply as of a date on or following the date of such determination.
Section 4.2 Deferred Company Stock Account.
(a)	While he is employed by the Company or an Employer, a Participant may elect, at the times and in the manner determined by the Plan Administrator, to have all or a portion of the amount credited to his Deferred Cash Account transferred to a Deferred Company Stock Account which is a sub-account deemed to be invested in Common Stock. The Participant’s Deferred Company Stock Account shall be credited with the number of whole and fractional units obtained by dividing the amount he elects to transfer from his Deferred Cash Account by the fair market value of a share of Common Stock on the date credited (with the units thus calculated herein referred to as

“company stock units”). Prior to 1 October 2006, it may have been administratively impossible to credit fractional units so that only whole units were credited and any excess remained credited to the Participant’s Deferred Cash Account. For purposes of the Plan, the fair market value of a share of Common Stock on any date shall be equal to the closing sales price on the New York Stock Exchange, as reported on the composite transaction tape, for such date, or, if no sales were quoted on such date, on the next following date on which sales are quoted. Amounts credited to the Deferred Company Stock Account may not be converted back to the Deferred Cash Account. In the case of the deferral of a Special Bonus, the ability to invest unvested amounts in the Deferred Company Stock Fund may be limited prior to vesting by the term of the award.

(b)	As of September 1, 2006, an Employee or former Employee who has Deferred Company Stock Account under the Annual Incentive Plan shall have the balance under such Account transferred to a Deferred Company Stock Account under the Plan.

(c)	Following the declaration of a cash dividend on the Common Stock, each Participant who has a Deferred Company Stock Account shall be credited with an amount equal to the cash dividends (“Dividend Equivalents”) which would have been paid if the company stock units credited to such Account on the record date for such dividend had been issued and outstanding shares of Common Stock. Such Dividend Equivalents shall be credited to such Participant’s Deferred Cash Account effective the payment date for such dividend occurred and shall therein accumulate interest as provided in paragraph 4.1(h) above.

(d)	Following the declaration of a dividend payable in Common Stock, a Participant’s Deferred Company Stock Account shall be credited with additional company stock units equivalent to the number of shares of Common Stock which would have been delivered if the company stock units credited to such Account on the record date for such dividend had been issued and outstanding shares of Common Stock. Such additional company stock units shall be credited to each Deferred Company Stock Account effective the payment date for such dividend occurred.

(e)	In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, a rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate change, an equitable adjustment shall be made so as to preserve, without increasing or decreasing, the value of a Participant’s Deferred Company Stock Account. Equitable adjustments will be made so as to treat Participants in a similar manner as they would have been treated had their Deferred Company Stock Account held actual shares of stock. Such adjustments shall be made as determined by the Plan Administrator and shall be conclusive and binding for all purposes of the Plan.
     Section 4.3 Statements to Participants. The Plan Administrator shall maintain such books and records as he deems necessary to administer the Plan and shall be responsible for determining the balance in the Participants’ Deferred Compensation Account from time to time. Participants shall receive a statement at least once during each Plan Year which shows the balance in their Deferred Compensation Account. The Plan Administrator may, in such statements, elect to use sub-account designations in addition to or in lieu of Deferred Cash Account and Deferred Stock Account. The Plan Administrator may elect to satisfy the requirements of this paragraph by making statements available to participants via a website or other electronic means.
Article 5
Vesting and Distribution
     Section 5.1 Vesting. Subject to Sections 7.1 and 9.2, a Participant’s Elective Deferrals, Matching Credits, Bonus Deferrals and earnings attributable thereto are 100% vested at all times; provided that a Participant’s Bonus Deferrals shall be subject to the repayment and rescission provisions of paragraph 8(h) of the Annual Incentive Plan or any successor thereto. A Participant’s Core Credits and earnings attributable thereto shall become vested and nonforfeitable at the same time as the Participant’s Company Core Contributions and related investment earnings and losses under the Savings Plan become vested, as determined under the terms of the Savings Plan. A Participant’s Special Bonus, to the extent deferred under Section 3.2(d), and earnings attributable thereto shall become vested and nonforfeitable under the terms as awarded to the Participant by the Company or an Employer and shall only be accounted for under this Plan once vested unless the terms of such award specifically allow for such amounts to be accounted for under this Plan while unvested.
     Section 5.2 Eligibility for Distribution. No distributions will be made prior to a Participant’s Separation from Service or death.
(a)	Separation from Service. In the event of a Participant’s Separation from Service, his Deferred Compensation Account shall be valued and distributed as provided in Section 5.3.

(b)	Death. In the event of a Participant’s death prior to a Separation from Service, his Deferred Compensation Account shall be valued as of the last day of the month in which the Participant’s death occurs and distributed to the Participant’s Beneficiary as soon as practical thereafter. In the event of a Participant’s death after a Separation from Service but before the Participant’s entire Deferred Compensation Account has been distributed, the remaining amount due to the Participant shall be valued as of the last day of the month in which such Participant’s death occurs and distributed to the Participant’s Beneficiary in a lump sum as soon as practicable thereafter.

(c)	Tax Withholding. All distributions from the Plan shall be subject to U.S. Federal income and other tax withholding as required by applicable law.
Section 5.3 Form of Payment and Commencement of Distribution to Participants.
(a)	Form and Manner of Payment to a Participant. Vested amounts credited to a Participant’s Deferred Cash Account shall be distributed in cash. Vested amounts credited to a Participant’s Deferred Company Stock Account shall be distributed in shares of Common Stock equal to the number of company stock units credited thereto. Distribution of a Participant’s Deferred Compensation Account to the Participant shall be in such of the following forms of payment as the Participant shall elect pursuant to subsection (c) below:
(1)	Lump Sum. A single lump sum payment commencing in such year following Separation from Service as is elected by the Participant pursuant to subsection (c) below, provided that such year shall not be greater than the 10th year following separation from service.

(2)	Installments. Substantially equal annual installments not to exceed ten (10), commencing in such year following Separation from Service as is elected by the Participant pursuant to subsection (c) below, provided, however, that no payment shall be made more than ten (10) calendar years after the calendar year in which occurs such Separation from Service. Installment distributions shall be comprised of amounts from a Participant’s Deferred Cash Account and Deferred Company Stock Account in the proportion that the value of each such Account bears to the total value of the Participant’s Deferred Compensation Account at the time of the distribution.
(b)	Distribution to a Participant. For Participants who did not make an election as provided in (c) (2) of this Section 5.3, distribution will be made or begin in January following the first anniversary of the occurrence of the Separation from Service with respect to the Participant, or in January following any subsequent anniversary as elected by the Participant. For all other Participants, distribution will be made or begin in the month following the month which contains the first anniversary of the occurrence of a Separation from Service with respect to the Participant, or in such month in any subsequent year as elected by the Participant. Distribution will be made in accordance with the Participant’s election as to form and time of payout pursuant to subsection (c) below, which is effective as of the date of the Separation from Service, or which becomes effective prior to the first scheduled payment under the election in effect at the time of the Separation from Service. In the event no effective or potentially effective election exists as of the first anniversary of the occurrence of a Separation from Service, the Participant’s entire Deferred Compensation Account shall be distributed in a single distribution as soon as administratively feasible in the month following the month of such first anniversary. A

Participant’s Deferred Compensation Account will continue to be adjusted as provided in Article 4 until it is completely distributed. Except as otherwise provided herein, the amount of any distribution shall be determined based on the value of the Participant’s Deferred Compensation Account at the time the distribution is made. Notwithstanding the above, should this Plan ever allow distribution earlier than the first anniversary of a Separation from Service, including a distribution under Section 5.3(e), a Participant who, at the time of this Separation from Service, is a Key Employee shall not receive a distribution any earlier than six months after the Employee’s Separation from Service.
(c)	Electing the Form or Time of Commencement.
(1)	Effective May 13, 2006, an Employee shall make an election with respect to form and time of payout of his or her Deferred Compensation Account as described in subsection (a) at the time of his or her initial Deferral Election or Deferred Bonus Election (or such time as a Participant elects to defer a Special Bonus), whichever is earlier, and such election shall be immediately effective.

(2)	Employees participating in the Plan as of April 3, 2006 or who made a Deferred Bonus Deferral Election prior to such date, were required to elect a single form and time of payout under the Plan in the form or manner determined by the Plan Administrator prior to May 13, 2006. This election applied to existing Supplementary Savings Plan Account balances and Bonus Deferrals as of such date and was treated as an initial distribution election under the Plan pursuant to transition relief granted under Proposed Treasury Regulations Section 1.409A-1.

(3)	Notwithstanding paragraph (2) above, a Participant who incurred a Separation from Service during calendar year 2006, and whose election as to form and payout on file with the Plan Administrator at the time of such Separation from Service provided that payments will commence in the year immediately following the Separation from Service, was not eligible to make the election provided in paragraph (2).
(d)	Changing the Form or Time of Commencement.
(1)	While actively employed by the Company or one of its subsidiaries, a Participant may change his or her election of the form and time of commencement of distributions from his or her Deferred Compensation Account, provided that such election is made in a form and manner satisfactory to the Plan Administrator. Such a change in election will be effective on the one-year anniversary of the date it is received by the Plan Administrator.

(2)	Any modification or revocation of an election made pursuant to paragraph (1) must delay commencement of the distribution by at least five years from the date the payment would otherwise have been made. A change in election, when effective, shall supersede all prior elections and shall apply to the Participant’s entire Deferred Compensation Account, including all prior and future amounts credited thereto, until a later election becomes effective. The Plan will treat installments as a single payment for purposes of Section 409A regarding subsequent distribution elections.

(e)	Cash Out of Small Accounts. Notwithstanding the above, if the value of a Participant’s Deferred Compensation Account is $5,000 or less as of the end of the month in which a Separation from Service occurs, his or her Deferred Compensation Account shall be distributed in its entirety as soon as administratively feasible thereafter.
     Section 5.4 Change in Control. Notwithstanding the above provisions of this Article 5, upon a Change in Control, a Participant (including a Key Employee) shall receive an immediate lump sum payment of the total value of his or her Deferred Compensation Account on the date of the Change in Control. This shall not affect his or her continued eligibility under the Plan; however, his or her Deferred Compensation Account shall be reduced by the amount paid out. No payment shall be made under this paragraph at any time which would cause the Plan to violate the provisions of Section 409A.
Article 6
Administration
     Section 6.1 Plan Administration and Interpretation. The Plan shall be administered by the Plan Administrator who shall have full power and authority to administer the Plan and interpret the provisions of the Plan in a manner consistent with the interpretations of similar provisions in the Savings Plan as the context reasonably permits. The Plan Administrator’s powers shall include, by way of illustration and not limitation, the discretionary authority and power to construe and interpret the Plan provisions, decide all questions of eligibility for benefits, and determine the amount, time, and manner of payments of any benefits and to authorize the payment of benefits hereunder, except to the extent such powers have not been given to the Plan Administrator pursuant to Section 6.2 below or otherwise herein. The Plan Administrator may delegate, or appoint one or more individuals or committees, to assist in carrying out his or her duties and responsibilities under the

Plan and may adopt rules and regulations for the administration of the Plan and alter, amend, or revoke any rules or regulations so adopted. The decisions of the Plan Administrator or his or her delegates shall be final and binding on the Company, the Employers, the Employees, Participants, and Beneficiaries.
Section 6.2 Claim and Appeal Procedure.
(a)	Claim Procedure. In the event of a claim by a Participant or a Participant’s Beneficiary for or in respect of any benefit under the Plan or the method of payment thereof, such Participant or Beneficiary shall present the reason for his claim in writing to the Plan Administrator. The Plan Administrator shall, within ninety (90) days after the receipt of such written claim, send written notification to the Participant or Beneficiary as to its disposition, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event, however, shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision.

In the event the claim is wholly or partially denied, the Plan Administrator’s written notification shall state the specific reason or reasons for the denial, include specific references to pertinent Plan provisions on which the denial is based, provide an explanation of any additional material or information necessary for the Participant or Beneficiary to perfect the claim and a statement of why such material or information is necessary, and set forth the procedure by which the Participant or Beneficiary may appeal the denial of the claim. If the claim has not been granted and notice is not furnished within the time period specified in the preceding paragraph, the claim shall be deemed denied for the purpose of proceeding to appeal in accordance with subsection (b) below.
(b)	Appeal Procedure. In the event a Participant or Beneficiary wishes to appeal the denial of his claim, he may request a review of such denial by making written application to the Claims Committee within sixty (60) days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in subsection (a) above). Such Participant or Beneficiary (or his duly authorized representative) may, upon written request to the Claims Committee, review documents which are pertinent to such claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties, but in no event more than one hundred and twenty (120) days after such receipt), the Claims Committee shall notify the Participant or Beneficiary of its final decision. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The final decision shall be in writing and shall include: (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, and (ii) specific references to the pertinent Plan provisions on which the decision is based.
(c)	Change in Control. Notwithstanding the above, upon a Change in Control, for the three-year period commencing on the date of the Change in Control, the Plan Administrator shall notify the Participant of the disposition of a claim under subsection (a) above, and the Claims

Committee shall notify the Participant of the decision on an appeal under subsection (b) above, within ten (10) days of receipt of the claim or appeal, respectively.
Article 7
Funding
     Section 7.1 Benefits Unfunded. The Plan shall be unfunded. None of the Company, an Employer, the Board, and the Plan Administrator shall be required by the terms of the Plan to segregate any assets in connection with the Plan. None of the Company, an Employer, the Board, and the Plan Administrator shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability to any person with respect to benefits payable under the Plan shall be only a claim against the general assets of the Company or the Employer, whichever maintains the Participant’s Deferred Compensation Account. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company or an Employer.
     Section 7.2 Non-qualified Plan. The Plan will not be qualified under the Code, and the Company and the Employers shall not be required to qualify the Plan.
     Section 7.3 ERISA. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and the other Employers which qualifies for the exclusions from Title I of ERISA provided for in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. In the event that any regulatory or other body should determine that the Plan does not qualify for any such exclusion, then the Company may retroactively revise the eligibility criteria under the Plan so that it may qualify for the exclusion or take such other action it deems appropriate, and the Company and the Employers shall have no liability to those individuals who had been eligible for benefits under the Plan prior to such revision or action in excess of any amount credited to the individual’s Deferred Compensation Account as of the effective date of any such action.
Article 8
Amendment and Termination
     Section 8.1 Amendment and Termination. While the Company intends to maintain the Plan, the Company specifically reserves the right, at any time, to amend in whole or part any or all of the provisions of the Plan and to suspend and/or terminate the Plan for whatever reason it may deem appropriate; provided, however, that no such amendment, suspension, or termination shall reduce the benefits payable to or accrued by a Participant as of the date of such amendment, suspension, or termination, or eliminate the requirement to credit interest or Dividend Equivalents on the Participant’s Deferred Compensation Account, except as provided in Section 7.3. Action to terminate the Plan may be taken only by the Board of Directors of the Company, by its resolutions duly adopted. Any other action referred to in this subsection and not determined by the Company’s general counsel to be in contravention of law may be taken by the Board or the Chairman of the Board and evidenced by a resolution, certificate, amendment, new or revised Plan text, or other writing; provided that only the Board may take any action that (A) materially increases aggregate accrued benefits under the Plan, materially changes the benefit formula under the Plan, or materially increases the cost of the Plan so long as persons designated by the Board as “Executive Officer” for purposes of U.S. Securities laws participate in the Plan; or (B) would freeze benefit accruals, materially reduce benefit accruals, or otherwise materially change the benefits under the Plan; or (C) would constitute the exercise of power or function assigned to the Finance Committee of the Board, the Plan Administrator, or the Claims Committee. The Chairman may delegate the authority described in the preceding sentence in writing. If the Plan is terminated, all Deferral Elections shall terminate automatically and all benefits previously accrued shall be payable at such times as otherwise provided herein.

Article 9
General Provisions
     Section 9.1 Non-alienation of Benefits. Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, garnishment, pledge, encumbrance, or charge whether voluntary or involuntary, including in respect of liability of a Participant or Beneficiary for alimony or other payments for the support of a spouse, former spouse, child, or other dependent, prior to actually being received by the Participant or Beneficiary under the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, garnish, pledge, encumber, or charge the same shall be void. No such benefits will in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any Participant or Beneficiary. If any Participant or Beneficiary is adjudicated bankrupt or attempts or purports to anticipate, alienate, sell, transfer, assign, garnish, pledge, encumber, or charge any benefit or payment under the Plan voluntarily or involuntarily, the Plan Administrator, in his or her sole discretion, shall have the authority to cause the same or any part thereof then payable to be held or applied to or for the benefit of such Participant, Beneficiary, spouse, children, or other dependents, or any of them, in such manner and in such proportion as the Plan Administrator shall determine.
     Section 9.2 Contractual Obligations. Notwithstanding Section 7.1 hereof, the Company and each Employer hereby makes a contractual commitment to pay the benefits theretofore accrued in respect of each Participant who is an Employee or former Employee of the Company or such Employer, respectively, under the Plan at such times as such benefits are payable under the terms of the Plan. However, neither the Company nor any Employer nor the Plan gives the Participant or any Beneficiary any beneficial ownership interest in any assets of the Company or any Employer. A Participant’s rights under the Plan are limited to the right to receive a distribution of the value of his Deferred Compensation Account in accordance with

Article 5, which right is that of an unsecured general creditor of the Company or the Employer, as applicable.
     Section 9.3 No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company or an Employer and any Employee, or as a guarantee or right of any Employee to future or continued employment with the Company or an Employer, or as a limitation on the right of the Company or an Employer to discharge any of its Employees with or without cause. Specifically, designation as an Employee does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.
     Section 9.4 Minor or Incompetent. If the Plan Administrator determines that any Participant or Beneficiary entitled to payments under the Plan is a minor or incompetent by reason of physical or mental disability, he may, in his sole discretion, cause all payments thereafter becoming due to such person to be made to any other person for such person’s benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, the Employers, the Plan, the Board, and the Plan Administrator from all further obligations with respect to benefits under the Plan.
     Section 9.5 Unclaimed Amounts. If any distribution to be made hereunder remains unclaimed for a period of two (2) years, no further interest shall accrue to or for the account of a Participant or Beneficiary on the amount of such distribution.
     Section 9.6 Payee Unknown. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments hereunder, the Plan Administrator shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Plan

Administrator, the Company, the Employers, and the Board from all further obligations with respect to that payment.
     Section 9.7 Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such illegal or invalid provision.
     Section 9.8 Governing Law and Headings. The provisions of the Plan shall be construed, administered, and governed in accordance with the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions; to the extent such laws are not preempted by ERISA or other applicable Federal law. Titles of Articles and Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.
     Section 9.9 Liability Limitation. No liability shall attach to or be incurred by the Plan Administrator, any member of the Claims Committee or any other officer of director of the Company or an Employer under or by reason of the terms, conditions, and provisions contained in the Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the receipt of benefits hereunder, such liability, if any, is expressly waived and released by the Participant and by any and all persons claiming under or through the Participant or any other person. Such waiver and release shall be conclusively evidenced by any act of participation in or the acceptance of benefits under the Plan.
     Section 9.10 Notices. Any notice to the Plan Administrator, the Claims Committee, the Company, or an Employer which shall be or may be given under the Plan shall be in writing and shall be sent by registered or certified mail to the Plan Administrator. Notice to a Participant shall be sent to the address shown on the Company’s or the Employer’s records. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.
     Section 9.11 Entire Agreement. Except as may be provided in an individual severance agreement between the Company or other Employer and a Participant, this Plan document shall constitute the entire agreement between the Company or other Employer and the Participant with respect to the benefits promised hereunder and no other agreements, representations, oral or otherwise, express or implied, with respect to such benefits shall be binding on the Company or other Employer.
     Section 9.12 Binding Effect. All obligations for amounts not yet paid under the Plan shall survive any merger, consolidation, or sale of substantially all of the Company’s or an Employer’s assets to any entity, and be the liability of the successor to the merger or consolidation or purchaser of assets.
     IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused the Plan to be adopted and approved by the execution of its duly authorized officer as of the _____________ day of __________, 2009.

AIR PRODUCTS AND CHEMICALS, INC.
By:
Senior Vice President — Human Resources & Communications

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